Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

MORPHOGENESIS, INC.

I.

NAME

The name of the corporation is Morphogenesis, Inc. (the “Corporation”).

II.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the registered agent at such address is Corporation Service Company.

III.
PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

IV.
AUTHORIZED SHARES

The Corporation is authorized to issue two classes of shares to be designated, respectively, as “Preferred Stock” and “Common Stock.” The total number of shares of Preferred Stock the Corporation shall have authority to issue is 150,000,000, $0.0001 par value per share. The total number of shares of Common Stock the Corporation shall have authority to issue is 300,000,000, $0.0001 par value per share. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations, or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

B.	PREFERRED STOCK

33,186,956 shares of the authorized and issued Preferred Stock of the Corporation are designated “Series A Preferred Stock”, 25,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A-1 Preferred Stock”, and 30,303,031 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”. The Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock shall have the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations, and the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall collectively be referred to as the “Preferred Series”. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article IV refer to sections and subsections of Part B of this Article IV. The Board of Directors of the Corporation is authorized, subject to the limitations prescribed by the DGCL and the provisions of this Part B of this Article IV (including, but not limited to, the protective provisions set forth in Subsections 3.3.2 through 3.3.4), to provide for the issuance of the remaining authorized and unissued shares of Preferred Stock in one or more series, and by filing an amendment to the Certificate of Incorporation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the preferences, limitations and relative rights of the shares of each such series. The authority of the Board with respect to each such series shall include, but not be limited to, determination of the following: (1) the number of shares constituting that series and distinctive designation of that series; (2) the dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights; (4) whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine; (5) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and, the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates; (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amounts of such sinking fund; (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; (8) any other relative or participation rights, preferences and limitations of that series; and (9) if no shares of any series of Preferred Stock are issued, the elimination of the designation, powers, preferences and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock

1. Dividends.

From and after the date of the issuance of any shares of Series A Preferred Stock, dividends at the rate per annum of $0.0208 per share shall accrue on such shares of Series A Preferred Stock. From and after the date of the issuance of any shares of Series A-1 Preferred Stock, dividends at the rate per annum of $0.0264 per share shall accrue on such shares of Series A Preferred Stock. From and after the date of the issuance of any shares of Series B Preferred Stock and until the second (2nd) anniversary of the first date on which shares of Series B Preferred Stock are first issued by the Corporation (the “Initial Series B Dividend Period”), dividends at the rate per annum of $0.066 per share shall accrue on such shares of Series B Preferred Stock, with dividends accruing at the rate per annum of $0.0264 after the Initial Series B Dividend Period. The foregoing dividend rates are subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, the Series A-1 Preferred Stock or the Series B Preferred Stock. The foregoing dividends (the “Accruing Dividends”) shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as set forth in the following sentence of this Section 1 or in Subsection 2.1, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors and the Corporation shall be under no obligation to pay such Accruing Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, the Series A-1 Preferred Stock and Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock, the Series A- 1 Preferred Stock and Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price, the Series A-1 Original Issue Price, or the Series B Original Issue Price (as those terms are defined below), as applicable; provided that if (x) the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation other than the Series A-1 Preferred Stock or Series B Preferred Stock, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend, (y) if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation other than the Series A Preferred Stock or the Series B Preferred Stock, the dividend payable to the holders of Series A-1 Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A-1 Preferred Stock dividend and (z) if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation other than the Series A Preferred Stock or the Series A-1 Preferred Stock, the dividend payable to the holders of Series B Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend. The “Series A Original Issue Price” shall mean $0.52 per share, the “Series A-1 Original Issue Price” shall mean $0.66 per share, and the “Series B Original Issue Price” shall mean $0.66 per share in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, the Series A-1 Preferred Stock, or the Series B Preferred Stock, as the case may be.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Series. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (for shares of Series A Preferred Stock), the Series A-1 Original Issue Price (for shares of Series A-1 Preferred Stock), and the Series B Original Issue Price (for shares of Series B Preferred Stock), as applicable, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series A Liquidation Preference Amount”, the “Series A-1 Liquidation Preference Amount”, and the “Series B Liquidation Preference Amount”, respectively, and collectively, the “Liquidation Preference”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the full Liquidation Preference payable to the Preferred Series to which they shall be entitled under this Subsection 2.1, the holders of shares of the Preferred Series shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock pursuant to Subsection 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount”, the “Series A-1 Liquidation Amount”, and the “Series B Liquidation Amount”, respectively.

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the combined number of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, voting together as a single class and not on an as-converted to Common Stock basis (the “Requisite Preferred Holders”), elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger, statutory share exchange or consolidation in which

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger, statutory share exchange or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice (a “Redemption Notice”) to each holder of shares of a Preferred Series no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of a Preferred Series, and (iii) if the Requisite Preferred Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of the Preferred Series at a price per share equal to the Liquidation Preference applicable to such shares. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Series, the Corporation shall ratably redeem each holder’s shares of Preferred Series to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Each Redemption Notice shall state: (A) the number of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock held by the holder that the Corporation will redeem; (B) the date for redemption and amount to be paid pursuant to such holder; and (C) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock to be redeemed. On or before the redemption date described in such Redemption Notice, each holder of shares of a Preferred Series to be redeemed shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Available Proceeds for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of a Preferred Series shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock, as applicable, held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (provided that in the case of the Series B Preferred Stock, the number of votes shall be calculated without giving effect to the conversion of Accruing Dividends into which the Series B Preferred Stock is convertible). Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Election of Directors. The holders of record of the shares of Series A Preferred Stock and Series A-1 Preferred Stock, exclusively and voting together as a single class based on the number of outstanding shares of each such class or series, shall be entitled to elect one (1) director of the Corporation (the “Series A Director”). The Series A Director may be removed without cause by, and only by, the affirmative vote of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock exclusively and voting together as a single class (and not on an as-converted to Common Stock basis), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of the Series A Preferred Stock and Series A-1 Preferred Stock fail to elect a director to fill the directorship for which they are entitled to elect a director, voting together as a single class, pursuant to this Subsection 3.2, then the directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock and Series A-1 Preferred Stock voting together and as a single class based on the number of outstanding shares of each such class or series (and not on an as-converted to Common Stock basis), elect a person to fill such directorship by vote or written consent in lieu of a meeting; and such directorship may not be filled by stockholders of the Corporation other than by the holders of the Series A Preferred Stock and Series A-1 Preferred Stock, voting together and as a single class (and not on an as-converted to Common Stock basis). The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock), voting together as a single class on an as-converted basis (provided that in the case of the Series B Preferred Stock, the number of votes shall be calculated without giving effect to the conversion of Accruing Dividends into which the Series B Preferred Stock is convertible), shall be entitled to elect the remaining members to the Board of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series A Preferred Stock and Series A-1 Preferred Stock, as a class, to separately elect a director under this Subsection 3.2 shall terminate on the first date on which there are issued and outstanding less than twenty percent (20%) of the total number of shares of Series A Preferred Stock and Series A-1 Preferred Stock originally issued by the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A Preferred Stock and Series A-1 Preferred Stock).

3.3 Preferred Stock Protective Provisions. At any time when at least twenty percent (20%) of the total number of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock issued by the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, the Series A-1 Preferred Stock and Series B Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the combined number of then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock (the “Required Preferred Holders”) given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a single class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

3.3.1 Amend (except for (i) an amendment to the Certificate of Incorporation to provide for the issuance of any remaining authorized and unissued shares of Preferred Stock in one or more series, including establishing from time to time the number of shares to be included in each such series and fixing the preferences, limitations and relative rights of the shares of each such series (provided such amendment is still subject to the provisions of Subsections 3.3.2 through 3.3.4), (ii) an amendment to the Certificate of Incorporation necessary to comply with Section 4.3.2, (iii) an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock in connection with an initial public offering of the Corporation’s Common Stock, or (iv) an amendment to Subsection 5.1 of the Certificate of Incorporation), alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner adverse to the rights, preferences or privileges of the Series A Preferred Stock, the Series A-1 Preferred Stock or the Series B Preferred Stock;

3.3.2 Create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock, the Series A-1 Preferred Stock or the Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.3 Reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to, or pari passu with, the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock in respect of any such right, preference or privilege;

3.3.4 Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

3.3.5 Create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000, other than equipment leases or bank lines of credit or convertible notes;

3.3.6 Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

3.3.7 Eliminate the Series A Director from the Board of Directors.

In addition to the restrictions set forth above, at any time there are at least 2,307,692 shares of Series A Preferred Stock issued and outstanding, 3,333,333 shares of Series A-1 Preferred Stock issued and outstanding and 3,333,333 shares of Series B Preferred Stock issued and outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock, the Series A-1 Preferred Stock and Series B Preferred Stock), the Corporation thereafter shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Required Preferred Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect: (i) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, unless the holders of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock receive, on a per-share basis, consideration in such transaction that is equal to, or greater than, the Series A Liquidation Preference Amount, the Series A-1 Liquidation Preference Amount, and the Series B Liquidation Preference Amount, respectively, or (ii) transfer or grant an exclusive license to all or substantially all of the Corporation’s intellectual property, unless the holders of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock receive, on a per-share basis, consideration in such transaction that is equal to, or greater than, the Series A Liquidation Preference Amount, the Series A-1 Liquidation Preference Amount, and the Series B Liquidation Preference Amount respectively.

4. Optional Conversion.

The holders of the Series A Preferred Stock, the Series A-1 Preferred Stock and Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series A Preferred Stock and each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by, in the case of the Series A Preferred Stock dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion, and in the case of the Series A-1 Preferred Stock dividing the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the sum of (a) the Series B Original Issue Price, plus (b) the amount of the aggregate Accruing Dividends then accrued but unpaid on such share of Series B Preferred Stock to the extent such Accruing Dividends accrued during the Initial Series B Dividend Period (but not thereafter), plus (c) the amount of any declared but unpaid dividends on the Series B Preferred Stock, if any, by (ii) the Series B Conversion Price (as defined below) in effect at the time of conversion. The initial Series A Conversion Price for each share of Series A Preferred Stock shall be equal to $0.52 (as adjusted from time to time, the “Series A Conversion Price”), the initial Series A-1 Conversion Price for each share of Series A-1 Preferred Stock shall be equal to $0.66 (as adjusted from time to time, the “Series A-1 Conversion Price”), and the initial Series B Conversion Price for each share of Series B Preferred Stock shall be equal to $0.66 (as adjusted from time to time, the “Series B Conversion Price”, and generally with the Series A Conversion Price and the Series B Conversion Price, the “Conversion Price”). The initial Series A Conversion Price, Series A-1 Conversion Price and Series B Conversion Price, and the rate at which shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the Preferred Series.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Series. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of a Preferred Series to voluntarily convert shares of such Preferred Series into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Preferred Series (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock, as applicable and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of the Preferred Series (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Series (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of such applicable Preferred Series, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock, as applicable, represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the Series A Preferred Stock or Series A-1 Preferred Stock converted. For the avoidance of doubt, however, all Accruing Dividends that are accrued but unpaid on the shares of Series A Preferred Stock or Series A-1 Preferred Stock converted (unless they have been declared prior to the Conversion Time), shall terminate as of the Conversion Time.

4.3.2 Reservation of Shares. The Corporation shall at all times when any of the Preferred Series shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Series; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Series, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price applicable to a Preferred Series below the then par value of the shares of Common Stock issuable upon conversion of such Preferred Series, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of a Preferred Series which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and, with respect to shares of Series A Preferred Stock and Series A-1 Preferred Stock, to receive payment of any Accruing Dividends accrued but unpaid on such shares of Series A Preferred Stock or Series A-1 Preferred Stock converted, whether or not declared, together with any other dividends declared but unpaid thereon. Any shares of the Preferred Series so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of the applicable Preferred Series accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price or the Series A-1 Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock or Series A-1 Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Series pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of the Preferred Series so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article IV, the following definitions shall apply:

(a) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b) “Original Issue Date” shall mean, as to each of the Preferred Series, the date on which the first share of Series B Preferred Stock was issued.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on any Preferred Series;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation (including the Series A Director, if any);

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v) the Options, and shares of Common Stock actually issued upon the exercise of such Options, issued to the original purchasers of a Preferred Series simultaneously with the purchase of such shares of a Preferred Series; or

(vi) the Options, and shares of Common Stock actually issued upon the exercise of such Options, issued to any licensed securities broker, its affiliates or assigns in connection with the sale by the Corporation of shares of a Preferred Series.

4.4.2 No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, the Series A-1 Conversion Price or the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Preferred Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price, the Series A-1 Conversion Price or the Series B Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti- dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, the Series A-1 Conversion Price and the Series B Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price, Series A-1 Conversion Price or the Series B Conversion Price, as applicable, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price of a Preferred Series to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price, the Series A-1 Conversion Price or the Series B Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price, the Series A-1 Conversion Price or the Series B Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti- dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price, the Series A-1 Conversion Price or the Series B Conversion Price pursuant to the terms of Subsection 4.4.4, the applicable Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price, the Series A-1 Conversion Price or the Series B Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price, the Series A-1 Conversion Price or the Series B Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price of a Preferred Series in effect immediately prior to such issue, then the applicable Conversion Price for such Preferred Series shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Series) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price of a Preferred Series pursuant to the terms of Subsection 4.4.4, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date, combine the outstanding shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price, as the case may be, then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price, shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the Preferred Series simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Series had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Series, as appropriate, shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Series had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Series) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Series shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Preferred Series immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such Preferred Series, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price to such Preferred Series) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Series. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of any Preferred Series from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of a Preferred Series in any such appraisal proceeding.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the affected Preferred Series a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Preferred Series is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of the Preferred Series (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the applicable Conversion Price in effect for such series, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such series.

4.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Series) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Series a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Series) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Series and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $1.56 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $18 million of proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Preferred Holders voting or consenting as a separate class (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Price applicable to each such series, as calculated pursuant to Subsection 4.1.1, and (ii) such shares may not be reissued by the Corporation. At any time when at least twenty percent (20%) of the total number of shares of Series A Preferred Stock and Series A-1 Preferred Stock issued by the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock and the Series A-1 Preferred Stock) are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the combined number of then outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock, amend, alter, or repeal this Subsection 5.1, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

5.2 Procedural Requirements. All holders of record of shares of the Preferred Series shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of the Preferred Series pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of the Preferred Series in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Series converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Series, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of all declared but unpaid dividends on the Series A Preferred Stock and Series A-1 Preferred Stock converted. Such converted Preferred Series shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Series accordingly, and all Accruing Dividends that are accrued but unpaid on the shares of Series A Preferred Stock and Series A-1 Preferred Stock converted (unless they have been declared prior to the Conversion Time) shall terminate as of the Conversion Time.

6. Redeemed or Otherwise Acquired Shares. Any shares of a Preferred Series that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of such Preferred Series following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Series set forth herein may be waived on behalf of all holders of the Preferred Series by the affirmative written consent or vote of the Requisite Preferred Holders.

8. Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of a Preferred Series shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

V.
INCORPORATOR

The name and address of the incorporator of the Corporation is Dan Dearborn, 10500 University Drive, Suite 100, Tampa, Florida 33612.

VI.
BYLAWS

Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

VII.
EXCULPATION

To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by such law as so amended. Solely for purposes of this Article VII, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law as amended from time to time.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

VIII.

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted or required by the DGCL, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than to such amendment), indemnify all of the Corporation’s officers and directors, all of the officers and directors of all of the Corporation’s domestic subsidiaries, and all persons rendering services to the Corporation’s foreign subsidiaries in capacities as officers and directors or in equivalent, identical, or similar capacities (hereinafter collectively the “Officers” and “Directors” of the Corporation), against any and all liabilities and advance any and all reasonable expenses incurred thereby in any proceeding to which any such Director or Officer is a party or in which such Director or Officer is deposed or called to testify as a witness because he or she is or was a Director or Officer of the Corporation or any of the Corporation’s domestic or foreign subsidiaries. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against liabilities or the advancement of expenses which a Director or Officer may be entitled under any written agreement, Board of Director’s resolution, vote of stockholders, the DGCL, or otherwise. The Corporation may, but shall not be required to, supplement the foregoing rights to indemnification against liabilities and advancement of expenses by the purchase of insurance on behalf of any one or more of its Directors or Officers, whether or not the Corporation would be obligated to indemnify or advance expenses to such Director or Officer under this Article VIII. For purposes of this Article VIII, the term “Directors” includes former directors of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and any director who is or was serving at the request of the Corporation or any of the Corporation’s domestic or foreign subsidiaries as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including without limitation, any employee benefit plan (other than in the capacity as an agent separately retained and compensated for the provisions of goods or services to the enterprise, including without limitation, attorneys at law, accountants, and financial consultants). The term “Officers” includes all of those individuals who are or were at any time officers of the Corporation or any of the Corporation’s domestic or foreign subsidiaries and not merely those individuals who are or were at any time “executive officers” of the Corporation or any of the corporation’s domestic or foreign subsidiaries as defined in Securities and Exchange Commission Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended. The provisions of this Article VIII are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives, and shall not create any rights in favor of third parties. No amendment to or repeal of this Article VIII shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned incorporator, for the purpose of forming a corporation pursuant to the DGCL, does make, file, and record the Certificate of Incorporation and does certify that the facts stated herein are true, and I have accordingly hereunto set my hand this 27th day of April, 2023.

By:	/s/ Dan Dearborn
Dan Dearborn, Incorporator

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